Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Heart Test Laboratories, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.001 par value	Rule 457(o)	(2)	(3)	(3)	$110.20	0

	Equity	Preferred Stock, $0.001 par value	Rule 457(o)	(2)	(3)	(3)	$110.20	0

	Debt	Debt Securities	Rule 457(o)	(2)	(3)	(3)	$110.20	0

	Other	Warrants(1)	Rule 457(o)	(2)	(3)	(3)	$110.20	0

	Other	Rights	Rule 457(o)	(2)	(3)	(3)	$110.20	0

	Other	Units	Rule 457(o)	(2)	(3)	(3)	$110.20	0

	Total	n/a	Rule 457(o)	n/a	Unallocated (Universal) Shelf	46,750,000	$110.20	$5,151.85

	Equity	Common Stock, $0.001 par value(4)	Rule 457(o)	3,250,000	—	3,250,000	$110.20	$358.15

Fees Previously Paid		—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$50,000,000		$5,510

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$5,510

(1)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price.

(2)

There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants and rights to purchase common stock or debt securities, and such indeterminate number of units, as shall have an aggregate initial offering price not to exceed $46,750,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $46,750,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and amount of debt securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange, upon exercise of warrants or rights or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act.

(4)

Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover an indeterminate number of shares of the registrant’s common stock, $0.001 par value per share, that may be issued and resold resulting from stock splits, stock dividends or similar transactions.